Exhibit 10.1

Ergänzungsvereinbarung zum Anstellungsvertrag vom 25.10.2013 und Aufhebungsvereinbarung	Amendment to the service contract, dated 25. October 2013 and Wind-up agreement
Zwischen	Between
Insight GmbH Parkring 35 85748 Garching vertreten durch die Gesellschafterversammlung	Insight GmbH Parkring 35 85748 Garching duly represented by the Shareholders’ Meeting
– nachstehend: Gesellschaft –	– hereinafter referred to as „Company“ –
Und	and
Herrn Wolfgang Ebermann Flurstrasse 39 84172 Buch am Erlbach	Mr. Wolfgang Ebermann Flurstrasse 39 84172 Buch am Erlbach
– nachstehend: Geschäftsführer –	– hereinafter referred to as „Managing Director“ –

wird zur Beendigung des Anstellungsverhältnisses die nachfolgende Vereinbarung getroffen.

Sofern in dieser Vereinbarung keine abweichenden Regelungen getroffen wurden, gelten im Übrigen die Bedingungen aus dem Anstellungsvertrag vom 25.10.2013 bis zum Beendigungsdatum nach Ziff. 1.1. weiter:

In order to terminate the service relationship the parties agree as follows.

Unless otherwise agreed in this Agreement, the terms and conditions of the service contract, dated 25.10.2013, shall apply until the termination date according to Section 1.1.:

1.Beendigung; Amtsniederlegung	1.Termination; Resignation from Service
1.1.Die Parteien sind sich darüber einig, dass das zwischen ihnen bestehende Anstellungsverhältnis vom 25.10.2013 in gegenseitigem Einvernehmen mit Ablauf des 31.03.2023 sein Ende finden wird.	1.1.The parties are in agreement that their service relationship, dated 25. October 2013 shall terminate effective 31. March 2023 by mutual consent.
1.2.Der Geschäftsführer wird sein Amt mit Wirkung zum 31.12.2020 niederlegen.	1.2.Mr. Ebermann will resign from his position as Managing Director effective 31. December 2020.

2.Abwicklung des Anstellungsverhältnisses	2.Winding up of the service contract

2.1.Das Anstellungsverhältnis wird bis zum 31.03.2022 unter Berücksichtigung der nachstehenden Regelungen fortgesetzt. Insbesondere steht dem Geschäftsführer bis zu diesem Zeitpunkt eine regelmäßige Vergütung in Höhe von EUR 400.000,00 brutto p.a., zahlbar in 12 gleichen monatlichen Raten zu je EUR 33.333,33 brutto und Nebenleistungen (wie Dienstfahrzeug, Pauschalbetrag für Direktversicherung, Sozialversicherungsbeiträge, Unfall- und Luftpassagierversicherung) zu.

2.1.Mr. Ebermann’s service relationship will continue until 31. March 2022, in accordance with the regulations set forth hereunder. Particularly, the Managing Director will be entitled to a regular remuneration of EUR 400,000.00 gross p.a. payable in 12 equal monthly instalments of EUR 33,333.33 gross and fringe benefits (such as company car, lump sum taxes for direct life insurance, contributions to social security, accident and flight passenger insurance).

Die Parteien sind sich darüber einig, dass weitere Vergütungsansprüche des Geschäftsführers nicht bestehen – mit Ausnahme (i) eines etwaig zur Auszahlung kommenden Bonus für das Geschäftsjahr 2020, welcher entsprechend der durch die Gesellschaft geübten Praxis im Februar 2021 ausgezahlt werden wird, und (ii) einem etwaigen Bonus in Höhe von EUR 50.000,00 brutto bei einer Zielerreichung von 100% für das Geschäftsjahr 2021, abhängig vom Erreichen der finanziellen Ziele (Earnings from Operations – EFO) der Gesellschaft, welcher entsprechend der durch die Gesellschaft geübten Praxis im Februar 2022 ausgezahlt werden wird und die mit den Insight Enterprise EFO-Zielen, die im Februar 2021 festgesetzt werden, identisch sein werden.

Es besteht Einigkeit, dass ein Bonus für die Geschäftsjahre 2022 und 2023 nicht geschuldet ist.

The parties agree, that further claims for remuneration do not exist – except (i) a potential bonus payment for the Financial Year 2020, which will be paid in February 2021 consistent with the Company’s practice and (ii) a potential bonus payment for the Financial Year 2021 in the amount of EUR 50,000.00 gross in case of a 100% target achievement, which will be paid in February 2022, based on achievement of the Company’s Earnings from Operations (EFO) financial objectives consistent with the Company’s practice and will be identical to the Insight Enterprises EFO target to be set for executive management in February 2021.

The parties agree, that no bonus payment for the Financial Years 2022 and 2023 is owed by the Company.

2.2.Die Parteien sind sich darüber einig, dass der Geschäftsführer verpflichtet ist, seine Dienste für die Gesellschaft als Chief Global Growth Advisor auf Projektbasis mit einer durchschnittlichen Arbeitswochenzeit von 20 Stunden/Woche bis zum 31.03.2022 zu erbringen.

2.2.The parties are in agreement that the Managing Director shall remain obliged to render his services to the Company in the position of a Chief Global Growth Advisor project based with an average weekly workhour of 20 Hrs/week until 31. March 2022.

3.Ausübung von Restricted Stock Units (RSU’s)	3.Vesting of Restricted Stock Units (RSU’s)

Die Parteien sind sich darüber einig, dass der Geschäftsführer die ihm von der Insight Enterprises Inc. gewährten Restricted Stock Units (RSU’s) nach Maßgabe der jeweils gültigen „Insider Trading Policy“ ausüben kann.

Obwohl der Geschäftsführer nicht berechtigt ist, weitere Kapitalbeteiligungen zu erhalten, können seine RSU‘s weiterhin bis zum 31. März 2023 ausgeübt werden.

The parties agree that the Managing Director shall be entitled to sell the vested Restricted Stock Units (RSU’s) granted to him by Insight Enterprises Inc. in accordance with the respectively valid “Insider Trading Policy”.

In addition, although the Managing Director shall not be entitled to receive additional equity awards, his unvested RSU’s will continue to vest through 31. March 2023.

4.Rückgabe des Dienstfahrzeugs	4.Return of the Company Car

Das ihm zur Verfügung gestellte Dienstfahrzeug wird der Geschäftsführer spätestens am 31.03.2023 in ordnungsgemäßem Zustand samt aller Schlüssel und Kfz-Papiere an die Gesellschaft an deren Sitz in Garching herausgeben.

The Managing Director will return to the Company at its seat in Garching the Company Car which he was provided with no later than 31. March 2023 in proper condition and together with all keys and official papers.

5.Freistellung	5.Garden Leave

5.1.Die Tätigkeit des Geschäftsführers als Strategic Advisor wird mit Ablauf des 31.03.2022 enden. Mit Wirkung ab dem 01.04.2022 wird der Geschäftsführer hiermit unwiderruflich und unter Anrechnung auf etwaige Urlaubs- oder Resturlaubsansprüche von seinen Verpflichtungen zur Erbringung weiterer Dienstleistungen für die Gesellschaft freigestellt. Die Parteien sind sich darüber einig, dass dadurch alle bestehenden und noch entstehenden Urlaubsansprüche des Geschäftsführers abgegolten sind. Die Rechte der Gesellschaft aus § 38 Abs. 1 GmbHG bleiben unberührt.

5.1.The Managing Director’s service as Strategic Advisor shall end on 31. March 2022. With effect of 01. April 2022, the Managing Director is herewith irrevocably released from his duties to render further services to the Company; possible entitlements to vacation or remaining vacation shall be credited during such release period. The Parties are in agreement that any outstanding and arising future vacation entitlements are thereby settled. The Company’s rights under Sec. 38 Para. 1 of the German Act on Limited Liability Companies shall remain unaffected.

5.2.Während der Dauer der Freistellung hat der Geschäftsführer Anspruch auf eine Vergütung in Höhe seines Grundgehalts von 585.000 Euro zuzüglich eines Bonus, der sich aus dem höheren Wert aus (i) dem Bonus des Geschäftsführers für das Geschäftsjahr 2020 und (ii) dem Durchschnitt der drei letzten Bonuszahlungen des Geschäftsführers (einschließlich des Bonus für das Geschäftsjahr 2020) errechnet. Dieser Betrag ist in 12 gleichen monatlichen Raten während der Zeit seiner Freistellung zu zahlen. Die letzte Rate ist also spätestens am 31.03.2023 fällig und zahlbar.

5.2.During the period of garden leave, the Managing Director shall be entitled to receive remuneration equal to his base salary of 585.000 Euro plus a bonus equal to the higher of (i) the Managing Director’s bonus for the Financial Year 2020 and (ii) the average of the Managing Director’s last three bonuses, including the bonus for the Financial Year 2020 . This amount shall be payable in 12 equal monthly installments through his garden leave period. So, the last instalment is due and payable on 31. March 2023, the latest.

5.3.Bis zum 31.03.2023 werden

auch die Nebenleistungen enschließlich Dienstfahrzeug, Pauschalbetrag für Direktversicherung, Sozialversicherungsbeiträge, Unfall- und Luftpassagierversicherung weiterhin von der Gesellschaft gewährt.

5.3. Until 31. March 2023 all fringe benefits including the company car, lump sum taxes for direct life insurance, contributions to social security, accident and flight passenger insurance shall continue to be provided by the Company.

6.Rückgabe von Arbeitsmitteln und -unterlagen	6.Return of working materials and documents

Der Geschäftsführer verpflichtet sich, alle in seinem Besitz befindlichen Arbeitsmittel und Arbeitsunterlagen der Gesellschaft einschließlich Kopien hiervon mit dem Tage seiner Freistellung, auf Verlangen der Gesellschaft auch schon vorher, an die Gesellschaft herauszugeben.

The Managing Director is obliged to return to the Company all working materials and documents of the Company, including the copies thereof which have been in his possession in connection with his services for the Company upon the day of his release, or earlier if requested by the Company.

7. Zeugnis	7.Reference letter

Die Gesellschaft wird dem Geschäftsführer auf Verlangen ein sich auf Führung und Leistung während seines Anstellungsverhältnisses erstreckendes wohlwollendes Zeugnis erteilen, das ihn in seinem beruflichen Fortkommen fördert, eine sehr gute Leistungs-, Führungs- und Gesamtbeurteilung sowie eine Schlussformel enthält, die den Dank für die geleistete Arbeit und das Bedauern über das Ausscheiden des Geschäftsführers sowie beste Wünsche für die Zukunft zum Ausdruck bringt.

The Company undertakes to issue upon the Managing Director’s request a benevolent reference letter with respect to his conduct and performance during the duration of the service relationship; the letter shall promote the occupational advancement of the Managing Director, shall contain a very good appraisal of his conduct, his leadership qualities and his over-all performance as well as a complimentary close which expresses the Company’s thanks for his services and its regret that he leaves together with best wishes for the future.

8.Kundenschutz und Abwerbung von Mitarbeitern	8.Customer Protection and Solicitation of Employees
Der Kundenschutz und das Abwerbeverbot von Mitarbeitern der Gesellschaft beginnt am 01.04.2023.	The customer protection and solicitation of employees restrictions shall begin at 01. April 2023.

/s/ Glynis A. Bryan/s/ Wolfgang Ebermann

_____________________________________________________________________
Signature InsightSignature Wolfgang Ebermann

Date: 12/31/2020Date: 12/23/2020